SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under '240.14a-12

BioTime, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

[BIOTIME LETTERHEAD]

September ___, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BioTime, Inc. which will be held on Thursday, October 15, 2009 at 2:00 p.m. at our corporate headquarters at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.

The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting.  Management will report on current operations, and there will be an opportunity for discussion concerning BioTime and its activities.  Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend.  You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

I look forward to personally meeting all shareholders who are able to attend.

Vice President and Secretary

[BIOTIME LETTERHEAD]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 15, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of BioTime, Inc. will be held at BioTime’s corporate headquarters at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502, on October 15, 2009 at 2:00 p.m. for the following purposes:

1.           To elect nine (9) directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.  The nominees of the Board of Directors are:  Neal C. Bradsher, Arnold I. Burns, Robert N. Butler, Abraham “Barry” E. Cohen, Valeta Gregg, Alfred D. Kingsley, Pedro Lichtinger, Judith Segall, and Michael D. West;

2.           To amend BioTime’s Articles of Incorporation to increase the number of authorized common shares available for issuance in the future;

3.           To amend BioTime’s 2002 Stock Option Plan to increase the number of common shares available for sale or the grant of options;

4.           To ratify the appointment of Rothstein, Kass & Company, P.C. as BioTime’s independent auditors for the fiscal year ending December 31, 2009; and

5.           To transact such other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has fixed the close of business on September 1, 2009 as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting.

Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed form of proxy and return it promptly so that your shares of stock may be represented and voted at the meeting.  If you should be present at the meeting, your proxy will be returned to you if you so request.

By Order of the Board of Directors,
Judith Segall
Vice President and Secretary

Alameda, California
September ___, 2009

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 15, 2009

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:  Why have I received this proxy statement?

We are holding our Annual Meeting of Shareholders (the “Meeting”) for the purposes stated in the accompanying Notice of Annual Meeting, which include electing directors, voting on a proposed amendment of the Articles of Incorporation to increase the authorized number of common shares, voting on a proposed amendment to our 2002 Stock Option Plan to increase the number of common shares available for sale or for the grant of options to our employees, directors, and consultants, and to ratify the appointment of our independent auditors.  At the Meeting, our management will also report on current operations, and there will be an opportunity for discussion concerning BioTime and its activities.  This proxy statement contains information about those matters, relevant information about the Meeting, and other information that we are required to include in a proxy statement under the Securities and Exchange Commission’s (“SEC”) regulations.

Q:  Who is soliciting my proxy?

The accompanying proxy is solicited by the Board of Directors of BioTime, Inc., a California corporation having its principal offices at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502, for use at the Annual Meeting of Shareholders to be held at 2:00 p.m. on Thursday, October 15, 2009 at our corporate headquarters at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.

Q:  Who is entitled to vote at the Meeting?

Only shareholders of record at the close of business on September 1, 2009 are entitled to notice of and to vote at the Meeting.  On that date, there were ________ BioTime common shares issued and outstanding, which constitutes the only class of BioTime voting securities outstanding.

Q:  What percentage of the vote is required to elect directors or to approve the other matters that are being presented for a vote by shareholders?

Directors will be elected by a plurality of the votes cast at the Meeting.  The other matters to be presented for a vote at the Meeting will require the affirmative vote of a majority of the shares present and voting on the matter, provided that the affirmative vote cast constitutes a majority of a quorum.  A quorum consists of a majority of the outstanding shares.

Q:  How many votes do my shares represent?

Each BioTime common share is entitled to one vote in all matters that may be acted upon at the Meeting, except that shareholders may elect to cumulate votes in the election of directors.  Under cumulative voting, each shareholder may give one candidate, or may distribute among two or more candidates, a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned.  Shareholders may not cumulate votes unless at least one shareholder gives notice of his or her intention to cumulate votes at the Meeting.  The enclosed proxy confers discretionary authority to cumulate votes.

Q:  What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may withhold your vote from one or more nominees.  For each of the other proposals, you may vote for the proposal, vote against the proposal, or abstain from voting on the proposal.  Properly executed proxies in the accompanying form that are received at or before the Meeting will be voted in accordance with the directions noted on the proxies.

Q:  What if I abstain from voting on a matter?

If you check the “abstain” box in the proxy form, or if you attend the meeting without submitting a proxy and you abstain from voting on a matter, or if your shares are subject to a broker non-vote on a matter, your shares will not be deemed to have voted on that matter in determining whether the matter has received an affirmative vote sufficient for approval.

Q:  Can I change my vote after I submit my proxy form?

You may revoke your proxy at any time before it is voted.  If you wish to revoke your proxy you must do one of the following things:

•	deliver to the Secretary of BioTime a written revocation; or

•	deliver to the Secretary of BioTime a signed proxy bearing a date subsequent to the date of the proxy being revoked; or

•	attend the Meeting and vote in person.

Q:  Can I still attend and vote at the Meeting if I submit a proxy?

You may attend the Meeting and vote in person whether or not you have previously submitted a proxy.  If you previously gave a proxy, your attendance at the Meeting will not revoke your proxy unless you also vote in person at the Meeting.

If you are a shareholder of record, you may vote your shares at the Meeting by completing a ballot at the Meeting.  However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the Meeting, we recommend that you also submit your proxy first so that your vote will be counted if you later decide not to attend the Meeting.

Q:  What are the Board of Directors’ Recommendations?

The Board of Directors recommends that our shareholders vote FOR (1) each nominee for election as director, (2) amending our Articles of Incorporation to increase the number of authorized common shares, (3) amending our 2002 Stock Option Plan to increase the number of common shares available for sale or for the grant of options, and (4) approval of the appointment of Rothstein, Kass & Company, P.C. as our independent auditors for the fiscal year ending December 31, 2009.

Q:  What if I do not specify how I want my shares voted?

If you sign and return a proxy form that does not specify how you want your shares voted on a matter, your shares will be voted FOR (1) each nominee for election as director, (2) amending our Articles of Incorporation to increase the number of authorized common shares, (3) amending our 2002 Stock Option Plan to increase the number of common shares available for sale or for the grant of options, and (4) approval of the appointment of Rothstein, Kass & Company, P.C. as our independent auditors for the fiscal year ending December 31, 2009.

Q:  What if any matters not mentioned in the Notice of Annual Meeting or this proxy statement come up for vote at the Meeting?

The Board of Directors does not intend to present any business for a vote at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.  As of the date of this proxy statement, no shareholder has notified us of any other business that may properly come before the Meeting.  If other matters requiring the vote of the shareholders properly come before the Meeting, then it is the intention of the persons named in the attached form of proxy to vote the proxy held by them in accordance with their judgment on such matters.

The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (1) matters that the Board of Directors did not know a reasonable time before the mailing of the notice of the Meeting are to be presented at the Meeting; and (2) matters incidental to the conduct of the Meeting.

Q:  Who will bear the cost of soliciting proxies for use at the Meeting?

BioTime will bear all of the costs of the solicitation of proxies for use at the Meeting.  In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by our directors, officers and employees, who will undertake such activities without additional compensation.  Banks, brokerage houses and other institutions, nominees, or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common shares held of record by such persons and entities and will be reimbursed for their reasonable expense incurred in connection with forwarding such material.

Q:  How can I attend and vote at the Meeting?

If you plan on attending the Meeting in person, please read the “How to Attend the Annual Meeting” section of this proxy statement for information about the documents you will need to bring with you to gain admission to the Meeting and to vote your shares in person.

This proxy statement and the accompanying form of proxy are first being sent or given to our shareholders on or about September ___, 2009.

ELECTION OF DIRECTORS

At the Meeting, nine directors will be elected to hold office until the next Annual Meeting of Shareholders, and until their successors have been duly elected and qualified.  All of the nominees named below are incumbent directors.

It is the intention of the persons named in the enclosed proxy, unless the proxy specifies otherwise, to vote the shares represented by such proxy FOR the election of the nominees listed below.  In the unlikely event that any nominee should be unable to serve as a director, proxies may be voted in favor of a substitute nominee designated by the Board of Directors.

Directors and Nominees

The names and ages of our directors are:

Neal C. Bradsher, CFA, 44, joined the Board of Directors during July 2009.  Mr. Bradsher has been President of Broadwood Capital, Inc., a private investment firm, since 2002. Previously, he was a Managing Director at Whitehall Asset Management, Inc. from 1999 to 2002. Earlier in his career Mr. Bradsher was a Managing Director at Campbell Advisors, as well as a senior equity analyst at Alex Brown & Sons and Hambrecht & Quist.  Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst.  Mr. Bradsher is also a director of Questcor Pharmaceuticals, Inc.

Arnold I. Burns, 79, joined the Board of Directors during July 2009.  Mr. Burns has been Chairman of QuanStar Group, LLC, a strategic management consulting firm, since 2004.  Mr. Burns was a managing director of Arnhold and S. Bleichroeder, Inc. from 1999 to 2002, and Natixis Bleichroeder, Inc. during 2002.  Mr. Burns was a practicing attorney for nearly 40 years.  From 1989 to 1999 he was a partner in the New York law firm of Proskauer Rose, LLP, and from 1986-1988 he was Deputy United States Attorney General, the Chief Operating Officer of the Department of Justice.  Mr. Burns holds a J.D. degree from Cornell Law School.

Robert N. Butler, M.D., 82, joined our Board of Directors during July 2008.  Dr. Butler is the founder, Chief Executive Officer, and President of the International Longevity Center-USA, a non-profit international research, policy, and education organization formed to educate individuals on how to live longer and better, and advise society on how to maximize the benefits of today's age boom.  Dr. Butler was the first director of the National Institute on Aging of the National Institutes of Health, where he helped educate the nation about the dangers of Alzheimer’s disease. At the Mount Sinai School of Medicine, he founded the nation’s first department of geriatrics where he is Professor of Geriatrics and Adult Development.  Dr. Butler won the Pulitzer Prize for his book Why Survive? Being Old in America and is co-author with Myrna I. Lewis of Aging and Mental Health as well as The New Love and Sex After 60.  His latest book is The Longevity Revolution.

Abraham E. Cohen, 73, joined the Board of Directors during July 2009.  Mr. Cohen is an independent international business consultant and is Chairman and President of Kramex Company, a privately owned consulting firm.  From 1982 to 1992, Mr. Cohen served as Senior Vice President of Merck & Co., and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division.  While at Merck, he played a key role in the development of Merck’s international business, initially in Asia, then in Europe and, subsequently, as President of MSDI, which manufactures and markets human health products outside the United States.  Mr. Cohen serves as a director of the following other public companies: Chugai Pharmaceutical Co., Ltd., MannKind Corporation, Teva Pharmaceutical Industries, Ltd., Neurobiological Technologies, Inc., and Vasomedical, Inc.

Valeta A. Gregg, Ph.D., 57, joined the Board of Directors during October 2004.  Dr. Gregg is Vice President and Assistant General Counsel, Patents of Regeneron Pharmaceuticals, Inc., a Tarrytown, New York based company engaged in the development of pharmaceutical products for the treatment of a number of serious medical conditions, including cancer, diseases of the eye, rheumatoid arthritis and other inflammatory conditions, allergies, asthma, and obesity.  Prior to joining Regeneron in 2002, Dr. Gregg worked as a patent attorney, at Klauber & Jackson in Hackensack, New Jersey from 2001 to 2002, and for Novo Nordisk A/S and its United States subsidiary from 1996 to 2001, and for Fish & Richardson, P.C., Menlo Park, California from 1994 to 1996.  Dr. Gregg received her law degree from University of Colorado School of Law in 1992 and received a Ph.D in Biochemistry from the University of Alberta in 1982.

Alfred D. Kingsley, 66, joined the Board of Directors and became Chairman of the Board during July 2009.  Mr. Kingsley has been general partner of Greenway Partners, L.P., a private investment firm, and President of Greenbelt Corp., a business consulting firm, since 1993.  Greenbelt Corp. served as our financial advisor from 1998 until June 30, 2009.  Mr. Kingsley was Senior Vice President of Icahn and Company and its affiliated entities for more than 25 years. Mr. Kingsley holds a BS degree in economics from the Wharton School of the University of Pennsylvania, and a J.D. degree and LLM in taxation from New York University Law School.

Pedro Lichtinger, 55, joined the Board of Directors during August 2009.  Mr. Lichtinger served as an executive of Pfizer, Inc. from 1995 to 2009, including as President of Pfizer’s Global Primary Care Unit from 2008 to 2009, Area President, Europe from 2006 to 2008, President, Global Animal Health from 1999 to 2006, and Regional President Europe Animal Health from 1995 to 1999.  Before joining Pfizer, Mr. Lichtinger was an executive of Smith Kline Beecham, last serving as Senior Vice President Europe from 1987 to 1995.  Mr. Lichtinger holds an MBA degree from the Wharton School of Business and an Engineering degree from the National University of Mexico.

Judith Segall, 56, is our Vice President – Administration and Secretary, and has served on the Board of Directors from 1990 through 1994, and from 1995 through the present date.  Ms. Segall received a B.S. in Nutrition and Clinical Dietetics from the University of California at Berkeley in 1989.

Michael D. West, Ph.D., 56, became our Chief Executive Officer during October 2007, and has served on the Board of Directors since 2002. Dr. West is Adjunct Professor of Bioengineering at the University of California, Berkeley.  Dr. West has extensive academic and business experience in age-related degenerative diseases, telomerase molecular biology and human embryonic stem cell research and development.  Prior to becoming our Chief Executive Officer, Dr. West served as President and Chief Scientific Officer of Advanced Cell Technology, Inc., a company he founded in 1998, that is engaged in developing human stem cell technology for use in regenerative medicine.  Dr. West also founded Geron Corporation of Menlo Park, California, and from 1990 to 1998 he was a Director and Vice President, where he initiated and managed programs in telomerase diagnostics, oligonucleotide-based telomerase inhibition as anti-tumor therapy, and the cloning and use of telomerase in telomerase-mediated therapy wherein telomerase is utilized to immortalize human cells.  From 1995 to 1998 he organized and managed the research between Geron and its academic collaborators James Thomson and John Gearhart that led to the first isolation of human embryonic stem and human embryonic germ cells.  Dr. West received a B.S. Degree from Rensselaer Polytechnic Institute in 1976, an M.S. Degree in Biology from Andrews University in 1982, and a Ph.D. from Baylor College of Medicine in 1989 concentrating on the biology of cellular aging.

Director Independence

Neal C. Bradsher, Arnold I. Burns, Robert N. Butler, Abraham E. Cohen, Pedro Lichtinger, and Valeta A. Gregg, qualify as “independent” in accordance with Section 803(A) of the American Stock Exchange (“AMEX”) listing standards and Section 10A-3 under the Securities Exchange Act of 1934, as amended.  Our independent directors received no compensation or remuneration for serving as directors except as disclosed under “CORPORATE GOVERNANCE--Compensation of Directors.”

The only compensation or remuneration that BioTime has provided to Mr. Bradsher, Mr. Burns, Dr. Butler, Mr. Cohen, Dr. Gregg, and Mr. Lichtinger during their tenure as directors has been compensation as non-employee directors.  None of these directors, nor any of the members of their families, have participated in any transaction with us that would disqualify them as “independent” directors under the standard described above.

Michael D. West and Judith Segall do not qualify as “independent” because they are our full time employees and executive officers.  Alfred D. Kingsley does not qualify as “independent” because he is the principal shareholder and president of Greenbelt Corp., which received more than $200,000 of compensation from us in one or more of the preceding three fiscal years for services rendered as our financial advisor.

CORPORATE GOVERNANCE

Directors’ Meetings

During the fiscal year ended December 31, 2008, the Board of Directors met six times.  No director attended fewer than 75% of the meetings of the Board or any committee on which they served.

Directors are also encouraged to attend our annual meetings of shareholders, although they are not formally required to do so.  All of the directors attended the last annual meeting, except Valeta A. Gregg and Michael D. West, who were unable to attend.

Shareholder Communications with Directors

If you wish to communicate with the Board of Directors or with individual directors, you may do so by following the procedure described on our website www.biotimeinc.com.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officers, our principal financial officer and accounting officer, our other executive officers, and our directors.  The purpose of the Code of Ethics is to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with or submit to the SEC and in our other public communications; (iii) compliance with applicable governmental rules and regulations, (iv) prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code.  A copy of our Code of Ethics has been posted on our internet website and can be found at www.biotimeinc.com.

Committees of the Board

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee, and a Compensation Committee.  The charters of each of these committees require the members to be directors who are independent in accordance with Section 803(A) of the AMEX listing standards and Section 10A-3 under the Securities Exchange Act of 1934, as amended.  These committees were not operative during the fiscal year ended December 31, 2008 because we did not have a sufficient number of directors who qualified as “independent” to serve on the committees during that time frame.

Audit Committee

The members of the Audit Committee are Arnold I. Burns, Robert N. Butler, and Abraham E. Cohen.  Mr. Burns is the Chairman of the Committee.  The Audit Committee was reconstituted during August 2009 and did not meet during the fiscal year ended December 31, 2008.  The purpose of the Audit Committee is to recommend the engagement of our independent auditors, to review their performance and the plan, scope, and results of the audit, and to review and approve the fees we pay to our independent auditors.  The Audit Committee will also review our accounting and financial reporting procedures and controls, and all transactions between us and our executive officers, directors, and shareholders who beneficially own 5% or more of the common shares.

The Audit Committee operates under a written charter adopted by the Board of Directors.  A copy of the Audit Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

Nominating /Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Neal C. Bradsher, Robert M. Butler, and Abraham E. Cohen.  Mr. Bradsher is the Chairman of the Committee. The Nominating/Corporate Governance Committee was formed as the Nominating Committee during 2004 but was not operative during the fiscal year ended December 31, 2008.  The purpose of the Nominating Committee is to recommend to the Board of Directors individuals qualified to serve as directors and on committees of the Board.

The Nominating/Corporate Governance Committee will also consider nominees proposed by shareholders, provided that they notify the Nominating/Corporate Governance Committee of the nomination in writing at least 120 days before the date of the next annual meeting and they and the nominee provide the Nominating/Corporate Governance Committee with all information that the Nominating/Corporate Governance Committee may reasonably request regarding the nominee, no later than 90 days prior to the annual meeting.  A copy of the Nominating/Corporate Governance Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

The Nominating/Corporate Governance Committee has not set any specific minimum qualifications that a prospective nominee would need in order to be recommended by the Committee or to serve on the Board or Directors.  Rather, in evaluating any new nominee or incumbent director, the Committee will consider whether the particular person has the management, financial, scientific, and industry knowledge, skills, experience, and expertise needed to manage our affairs in light of the skills, experience, and expertise of the other members of the Board as a whole.  The Committee will also consider whether including a prospective director on the Board will result in a Board composition that complies with (a) applicable state corporate laws, (b) applicable federal and state securities laws, and (c) the rules of the SEC and any stock exchange on which BioTime shares may be listed.

Compensation Committee

The members of the Compensation Committee are Arnold I. Burns, Robert M. Butler, and Pedro Lichtinger.  Dr. Butler is the Chairman of the Committee.  The Compensation Committee was formed during 2004 but was not operative during the fiscal year ended December 31, 2008.  The Compensation Committee will oversee our compensation and employee benefit plans and practices, including executive compensation arrangements and incentive plans.  The Compensation Committee will administer our 2002 Stock Option Plan and will make grants of options to key employees, consultants, and independent contractors, but not to directors.  Grants of options to directors may be recommended by the Compensation Committee but must be approved by the Board of Directors.  A copy of the Compensation Committee Charter has been posted on our internet website and can be found at www.biotimeinc.com.

Report of the Board of Directors on the Audit of Our Financial Statements

Because we did not have a standing Audit Committee at the time of the audit of our financial statements for the year ended December 31, 2008, all of the directors who were then serving on the Board held discussions with management and representatives of Rothstein, Kass & Company, P.C., our independent public auditors, concerning those financial statements and the scope of the audit.  The independent public auditors are responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Board reviewed and discussed with management and representatives of the auditors the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.  The Board also discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Our auditors submitted to the Board the written disclosures and the letter mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Board concerning independence.  Based on the reviews and discussions referred to above, the Board unanimously approved the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The Board also met on a quarterly basis with the auditors to review and discuss our financial statements for the quarter and the adequacy of internal financial and reporting controls.

The Board of Directors:  Neal C. Bradsher, Arnold I. Burns, Robert N. Butler, Abraham E. Cohen, Valeta A. Gregg, Alfred D. Kingsley, Pedro Lichtinger, Judith Segall, Hal Sternberg, Harold Waitz, Michael D. West.

Compensation of Directors

During 2008, the two directors who were not our employees received compensation for their service on the Board.  Valeta Gregg received options to purchase 20,000 common shares exercisable at $0.44 per share, which was the closing price of the common shares reported on the OTC Bulletin Board (“OTCBB”) on April 30, 2008.  Robert N. Butler, who joined the Board during July 2008, received options to purchase 25,000 common shares exercisable at $0.68 per share, which was the closing price of the common shares reported on the OTCBB on July 31, 2008.  The options granted to these directors vested and became exercisable in equal quarterly installments based on continued service on the Board of Directors.

During July 2009, the Board implemented a revised compensation plan for non-employee directors.  Non-employee directors, other than the Chairman of the Board of Directors, will receive an annual fee of $15,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 20,000 common shares under our 2002 Stock Option Plan.  The Chairman of the Board of Directors will receive an annual fee of $80,000 in cash, plus $1,000 for each regular or special meeting of the Board attended, and options to purchase 50,000 common shares under the 2002 Stock Option Plan.

The annual fee of cash will be paid, and the stock options granted will vest and become exercisable, in four equal quarterly installments, provided that the non-employee director remains a director on the last day of the applicable quarter.  The options will expire if not exercised five years from the date of grant.

Two non-employee directors each received $7,500 in cash and options to purchase 10,000 common shares, which are now fully vested and exercisable, under our 2002 Stock Option Plan for their service on the Board from January 1, 2009 through June 30, 2009.

Directors and members of committees of the Board of Directors who are our employees are entitled to receive compensation as employees but are not compensated for serving as directors or attending meetings of the Board or committees of the Board.  All directors are entitled to reimbursements for their out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board.

The following table summarizes certain information concerning the compensation paid during the past fiscal year to each of the current members of the Board who were not our employees on the date the compensation was awarded.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid In Cash	Option Awards	Total

Valeta A. Gregg(1)	—	$7,710	$7,710
Robert N. Butler(2)	—	$13,098	$13,098

(1)  At December 31, 2008 Dr. Valeta Gregg held options to purchase 78,332 common shares at exercise prices ranging from $0.34 to $1.26 per share.

(2)  At December 31, 2008 Dr. Robert Butler held options to purchase 25,000 common shares at an exercise price of $0.68 per share.

Insider Participation in Compensation Decisions

Our Board of Directors did not have a standing Compensation Committee during the year ended December 31, 2008.  Instead, the Board of Directors as a whole was responsible for approval of all executive compensation during the fiscal year.  Executive officers who also serve on the Board of Directors do not vote on matters pertaining to their own personal compensation. During August 2009, the Board reconstituted the Compensation Committee, the members of which are all independent and will make recommendations to the entire Board with respect to the future compensation of executive officers.

Executive Officers

Michael D. West, Robert W. Peabody, Judith Segall, Steven Seinberg, Hal Sternberg, Harold Waitz, and Walter Funk are the only executive officers of BioTime.

Robert W. Peabody, CPA, 55, is our Senior Vice President and Chief Operating Officer. Prior to joining BioTime in October 2007, Mr. Peabody served as Vice President-Grant Administration for Advanced Cell Technology, Inc., and also served on their board of directors from 1998 to 2006.  Prior to joining ACT, Mr. Peabody spent 14 years as a Regional Controller for Ecolab, Inc., a Fortune 500 specialty chemical manufacturer and service company. Mr. Peabody, along with Dr. West, was a co-founder of Geron Corporation of Menlo Park, Ca.  He has also been an audit manager for Ernst and Young where he was on the audit staff serving the firm's clients whose shares are publicly traded. Mr. Peabody received a Bachelor Degree in Business Administration from the University of Michigan and is a Certified Public Accountant.

Steven A. Seinberg, J.D., 42, has been our Chief Financial Officer and Treasurer since August 2001.  Prior to assuming these positions, Mr. Seinberg worked for over five years as BioTime’s Director of Financial and Legal Research, a position that involved, among other duties, contract modifications and management of our intellectual property portfolio.  Mr. Seinberg received a J.D. from Hastings College of the Law in San Francisco in 1994.

Hal Sternberg, Ph.D., 56, has been our Vice President –  Research since 1990.  Dr. Sternberg was a visiting scientist and research Associate at the University of California at Berkeley from 1985-1988, where he supervised a team of researchers studying Alzheimer’s Disease.  Dr. Sternberg received his Ph.D. from the University of Maryland in Biochemistry in 1982.

Harold Waitz, Ph.D., 67, has been our Vice President – Regulatory/Quality Control since 2008, was our Vice President – Regulatory Affairs from 1995 to 2008, and was our Vice President –  Engineering from 1990 to 1995.  He received his Ph.D. in Biophysics and Medical Physics from the University of California at Berkeley in 1983.

Walter Funk, Ph.D., 49, became our Vice President – Stem Cell Technology during August 2009.  Before joining BioTime, Dr. Funk was a managing director of Parallax Venture Partners, a venture capital firm focused on investing in early stage biotechnology companies.  Before co-founding Parallax Venture Partners in 2007, Dr. Funk served for approximately five years as Vice President of Research of Nuvelo, Inc., a biotechnology and drug development company.  Previously, Dr. Funk was Director of DNA Sequencing at Hyseq, Inc., and was a research scientist at Geron Corp. where, among other projects, he detailed descriptions of gene expression patterns in human embryonic stem cells.  Dr. Funk received his Ph.D. in Biochemistry from the University of British Columbia.

There are no family relationships among our directors and officers.

EXECUTIVE COMPENSATION

Compensation Policies

Our compensation policies have been influenced by the need to attract and retain executives with the scientific and management expertise to conduct our product development program in a highly competitive industry dominated by larger, more highly capitalized companies. Executive compensation is also influenced by the cost of living in the San Francisco Bay Area.  These factors have been balanced against our financial position and capital resources.

Executive compensation may reflect three major components: (i) base salary; (ii) annual variable performance awards payable in cash and tied to the attainment of company objectives and the officer's achievement of personal goals; and (iii) long-term stock-based incentive awards (stock options) designed to strengthen the mutuality of interests between the executive officers and the shareholders.

An annual bonus may be earned by each executive officer based upon the achievement of personal and company performance goals.  Because we are still conducting research and development, and have not attained a level of profitability, the use of performance milestones based upon profit levels and return on equity as the basis for incentive compensation has not been considered appropriate.  Instead, the incentive awards in the past have been tied to the achievement of personal and company performance targets.  Performance goals have varied from year to year according to the stage of our operations and financial position.  Important milestones that have been considered by the Board in determining incentive bonuses in the past have been (i) procuring additional capital, (ii) licensing products, (iii) completing specified research and development goals, and (iv) achieving organizational goals.  Personal goals are related to the functional responsibility of each executive officer.  During 2008, the directors determined that the evaluation of executive officer performance for the award of bonuses, other than the bonus formulas included in the employment agreements for Michael West and Robert Peabody, was not presently appropriate because we were not in a financial position to award any bonuses at this time.

During 2009, the Board approved funding a cash bonus pool of $50,000 as an incentive for employees, and delegated to the Chief Executive Officer the authority to make bonus awards from that cash pool to employees, including officers, based on his determination that the employee’s performance merits an incentive award.

Michael West and Robert Peabody became executive officers during October 2007.  At that time the Board approved their compensation, which was an amount less than the salaries they had been earning at their previous place of employment.  The Board determined that their starting compensation was set at a level less than executive officers of similar experience would receive in the San Francisco Bay Area.  In addition, a portion of their potential total compensation consists of a bonus equal to a percentage of any consulting fees or research grants that we receive, subject to a stated maximum annual bonus award.

The Board did not have a standing Compensation Committee during the year ended December 31, 2008, and the Board as a whole approved, all executive compensation.  Our executive officers who serve on the Board did not vote on matters pertaining to their own personal compensation.  The Compensation Committee has now been reconstituted with three independent directors as the members and will make recommendations to the Board with respect to future compensation of our executive officers.

Compensation of Our Chief Executive Officer

During October 2007, we entered into an employment agreement with our Chief Executive Officer, Dr. Michael West, pursuant to which he is entitled to receive an annual salary of $250,000, an annual bonus equal to the lesser of (A) $65,000 or (B) the sum of 65% of Consulting Fees and 6.5% of Grant Funds we receive during each fiscal year; provided that (x) we obtained the grant that is the source of the Grant Funds during the term of his employment, (y) the grant that is the source of the Grant Funds is not a renewal, extension, modification, or novation of a grant (or a new grant to fund the continuation of a study funded by a prior grant from the same source) obtained us prior to his employment, and (z) the grant that is the source of the Grant Funds was not obtained by us substantially through the efforts of any consultant or independent contractor compensated by us for obtaining the grant.  Grant Funds means money actually paid to us during a fiscal year as a research grant by any federal or state government agency or any not for profit non-government organization, and expressly excludes (1) license fees, (2) royalties, (3) Consulting Fees, (4) capital contributions to us or any of our subsidiaries, or any joint venture of any kind (regardless of the legal entity through which the joint venture is conducted) to which we are a party, and (5) any other payments received by us from a business or commercial enterprise for research and development of products or technology pursuant to a contract or agreement for the commercial development of a product or technology.  Consulting Fees means money we receive under a contract that entitles us to receive a cash fee for providing scientific and technical advice to third parties concerning stem cells.

Dr. West was granted an option to purchase 1,500,000 common shares (the “Option”) under the 2002 Plan.  The Option is paired with stock appreciation rights (“SARs”) with respect to 976,500 shares.  The exercise price of the Option and the SARs is $0.50.  The Option and the SARs will vest (as thereby become exercisable) at the rate of 1/60th of the number of Option shares or SARs at the end of each full month of employment.  Vesting will depend on Dr. West’s continued employment by us through the applicable vesting date, and will be subject to the terms and conditions of the 2002 Plan and a Stock Option Agreement consistent with the 2002 Plan and Dr. West’s Employment Agreement.  The unvested portion of the Option and the SARs shall not be exercisable.

The vested portion of the Option and the SARs shall expire on the earliest of (A) seven (7) years from the date of grant, (B) three months after Dr. West ceases to be employed by us for any reason other than his death or disability, or (C) one year after he ceases to be employed by us due to his death or disability; provided that if he dies during the three month period described in clause (B), the expiration date of the vested portion of the Option shall be one year after the date of his death.  In addition, (X) if the SAR is exercised, the vested portion of the Option shall expire as to a number of shares for which the SAR was exercised, and (Y) the vested and unvested portion of the SARs shall expire if at the Meeting the amendment to the 2002 Plan increasing the number of common shares available under the 2002 Plan from 2,000,000 to 4,000,000 shares is approved.  The Option and the SARs, respectively, shall not be exercisable after it has expired.  Additional information concerning the 2002 Plan and the proposed amendment can be found elsewhere in this Proxy Statement.

The SARs may not be exercised, in whole or in part, until the vested portion of the Option has been exercised in full.  A vested SAR may be exercised by delivering a written notice to us specifying the number of SAR shares being exercised.  Upon exercise of a SAR, Dr. West shall be entitled to receive a payment of cash per SAR share exercised equal to the amount by which the fair market value of a BioTime common share on the date of exercise exceeds the exercise price of the SAR.  The fair market value of a BioTime common share shall be determined by the Board of Directors in the manner provided in the 2002 Plan.  SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised only by Dr. West during his lifetime.

In the event that Dr. West’s employment is terminated for “cause,” as defined in his Employment Agreement, or as a result of his death or disability, or his resignation, he will be entitled to receive payment for all unpaid salary, accrued but unpaid bonus, if any, and vacation accrued as of the date of his termination of employment.

If we terminate Dr. West’s employment without “cause,” he will be entitled to additional benefits, consisting of payment of either three months base salary, if he was employed by us for less than two years, or six months base salary if he was employed by us for at least two years.  In addition, 50% of the then unvested shares subject to Dr. West’s Option will vest if he was employed by us for at least two years.  However, if a termination of Dr. West’s employment without “cause” occurs within twelve months following a “Change in Control,” Dr. West will be entitled to four months base salary if he was employed by us for less than two years, or twelve months base salary if he was been employed by us for at least two years; and 50% of the then unvested shares subject to Dr. West’s Option will vest if he was been employed for less than two years, or one 100% of the then unvested shares subject to his Option if he was employed for at least two years.

"Change of Control" means (A) the acquisition of our voting securities by a person or an Affiliated Group entitling the holder to elect a majority of our directors; provided, that an increase in the amount of voting securities held by a person or Affiliated Group who on the date of the Employment Agreement owned beneficially owned (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder) more than 10% of our voting securities shall not constitute a Change of Control; and provided, further, that an acquisition of voting securities by one or more persons acting as an underwriter in connection with a sale or distribution of voting securities shall not constitute a Change of Control, (B) the sale of all or substantially all of our assets; or (C) a merger or consolidation in which we merge or consolidate into another corporation or entity in which our stockholders immediately before the merger or consolidation do not own, in the aggregate, voting securities of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity) entitling them, in the aggregate (and without regard to whether they constitute an Affiliated Group) to elect a majority of the directors or persons holding similar powers of the surviving corporation or entity (or the ultimate parent of the surviving corporation or entity).  A Change of Control shall not be deemed to have occurred if all of the persons acquiring our voting securities or assets or merging or consolidating with us are one or more of our direct or indirect subsidiary or parent corporations.  "Affiliated Group" means (A) a person and one or more other persons in control of, controlled by, or under common control with, such person; and (B) two or more persons who, by written agreement among them, act in concert to acquire voting securities entitling them to elect a majority of our directors.  “Person” includes both people and entities.

Compensation of Our Senior Vice President and Chief Operating Officer

During October 2007, we also entered into an employment agreement with Robert W. Peabody, our Senior Vice President and Chief Operating Officer, under which he is entitled to receive an annual salary of $160,000, an annual bonus equal to the lesser of (A) $45,000 or (B) the sum of 35% of Consulting Fees and 3.5% of Grant Funds determined on the same basis used to determine the annual bonus under Dr. West’s employment agreement.  Mr. Peabody was granted an option to purchase 500,000 common shares under the 2002 Stock Option Plan, which was paired with SARs with respect to 325,530 shares.  The exercise price of Mr. Peabody’s option and the SARs is $0.50.  The option and SAR vesting and expiration provisions, and the termination and severance compensation provisions of Mr. Peabody’s employment agreement, are the same as those in Dr. West’s employment agreement.

The following table summarizes certain information concerning the compensation paid during the past two fiscal years to our Chief Executive Officer and our Senior Vice-President and Chief Operating Officer, who were our only executive officers whose compensation exceeded $100,000 during 2008:

2008 SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total

Michael D. West	2008	$250,000	$—	$—	$—	$—	$—	$24,500	$274,500
Chief Executive Officer	2007	$62,500	$—	$—	$9,819	$—	$—	$—	$72,319

Robert W. Peabody	2008	$160,000	$—	$—	$—	$—	$—	$8,000	$168,000
Senior Vice President and Chief Operating Officer	2007	$40,000	$—	$—	$3,273	$—	$—	$—	$43,273

The value of stock option awards was estimated on the date of grant using the Black-Scholes Merton model for the purpose of the pro forma financial disclosures in accordance with SFAS 123. The value of SARs, reflected in the “all other compensation” column, was determined using a weighted average exercise price of $0.50 per share, an amortization period of five years.

Stock Options

The following table summarizes certain information concerning stock options held at December 31, 2008 by our Chief Executive Officer and our Senior Vice-President and Chief Operating Officer, who were our only executive officers whose compensation exceeded $100,000 during 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Michael West	20,000	(1)		$2.17	March 7, 2009
	20,000	(1)		$1.26	March 20, 2010
	20,000	(1)		$0.34	March 27, 2011
	20,000	(1)		$0.74	June 1, 2014
	350,000	(2)	1,150,000	$0.50	October 9, 2014

Robert W. Peabody	116,662	(3)	383,338	$0.50	October 9, 2014

(1)  These options were granted to Dr. West during his service as a non-employee director.

(2)  These options become exercisable at the rate of 25,000 per month during the term of Dr. West’s employment.

(3)  These options become exercisable at the rate of 8,333 per month during the term of Mr. Peabody’s employment.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of August 21, 2009 concerning beneficial ownership of common shares by each shareholder known by us to be the beneficial owner of 5% or more of our common shares.  Information concerning certain beneficial owners of more than 5% of the common shares is based upon information disclosed by such owners in their reports on Schedule 13D or Schedule 13G.

Security Ownership of Certain Beneficial Owners

	Number of	Percent of
	Shares	Total

Alfred D. Kingsley(1)	10,596,666	29.77%
Gary K. Duberstein
Greenbelt Corp.
Greenway Partners, L.P.
Greenhouse Partners, L.P.
150 E. 57th Street
New York, New York 10022

Neal C. Bradsher(2)	8,325,300	22.98%
Broadwood Partners, L.P.
Broadwood Capital, Inc.
724 Fifth Avenue, 9th Floor
New York, NY 10019

George Karfunkel(3)	4,997,217	14.35%
59 Maiden Lane
New York, NY 10038
___________________________

(1) Includes 2,097,985 shares presently owned by Greenbelt Corp, 337,632 shares that may be acquired by Greenbelt Corp. upon the exercise of certain warrants, 550,287 shares owned by Greenway Partners, L.P., 353,705 shares that may be acquired by Greenway Partners, L.P. upon the exercise of certain warrants, 4,953,432 shares owned solely by Alfred D. Kingsley, 2,278,189 shares that may be acquired by Mr. Kingsley upon the exercise of warrants, 12,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options, 12,256 shares owned solely by Gary K. Duberstein, and 680 shares that may be acquired by Mr. Duberstein upon the exercise of certain warrants.  Excludes 37,500 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.  Mr. Kingsley and Mr. Duberstein control Greenbelt Corp. and may be deemed to beneficially own the warrants and shares that Greenbelt Corp. beneficially owns.  Greenhouse Partners, L.P. is the general partner of Greenway Partners, L.P., and Mr. Kingsley and Mr. Duberstein are the general partners of Greenhouse Partners, L.P.  Greenhouse Partners, L.P., Mr. Kingsley, and Mr. Duberstein may be deemed to beneficially own the shares that Greenway Partners, L.P. owns.  Mr. Duberstein disclaims beneficial ownership of the shares and warrants owned solely by Mr. Kingsley, and Mr. Kingsley disclaims beneficial ownership of the shares owned solely by Mr. Duberstein.

(2)  Includes 4,669,249 shares owned by Broadwood Partners, L.P., 3,608,143 shares that may be acquired by Broadwood Partners, L.P upon the exercise of certain warrants, 37,358 shares owned by Neal C. Bradsher, 5,550 shares that may be acquired by Mr. Bradsher upon the exercise of certain warrants and 5,000 shares that may be acquired upon the exercise of certain stock options.  Excludes 15,000 shares that may be acquired by Mr. Bradsher upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.  Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc.  Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns.

(3)  Includes 2,782,217 shares owned by George Karfunkel, and 2,215,000 shares that may be acquired by Mr. Karfunkel upon the exercise of certain warrants.

Security Ownership of Management

The following table sets forth information as of August 21, 2009 concerning beneficial ownership of common shares by each member of the Board of Directors, certain executive officers, and all officers and directors as a group.

	Number of	Percent of
	Shares	Total

Alfred D. Kingsley(1)	10,596,666	29.77%

Neal C. Bradsher(2)	8,325,300	22.98%

Judith Segall(3)	667,669	2.03%

Michael D. West(4)	635,000	1.91%

Hal Sternberg(5)	365,201	1.12%

Harold D. Waitz(6)	302,625	*

Robert W. Peabody(7)	191,667	*

Steven A. Seinberg (8)	82,500	*

Valeta A. Gregg(9)	55,000	*

Robert N. Butler, M.D.(10)	40,000	*

Arnold I. Burns (11)	15,000	*

Walter Funk(12)	11,458	*

Abraham E. Cohen (13)	5,000	*

Pedro Lichtinger(14)	2,500	*

All officers and directors as a group (14 persons)(15)	21,295,985	52.30%
___________________________

* Less than 1%

(1) Includes 2,097,985 shares presently owned by Greenbelt Corp, 337,632 shares that may be acquired by Greenbelt Corp. upon the exercise of certain warrants, 550,287 shares owned by Greenway Partners, L.P., 353,705 shares that may be acquired by Greenway Partners, L.P. upon the exercise of certain warrants, 4,953,432 shares owned solely by Alfred D. Kingsley, 2,278,189 shares that may be acquired by Mr. Kingsley upon the exercise of warrants, 12,500 shares that may be acquired by Mr. Kingsley upon the exercise of certain stock options, 12,256 shares owned solely by Gary K. Duberstein, and 680 shares that may be acquired by Mr. Duberstein upon the exercise of certain warrants.  Excludes 37,500 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.  Mr. Kingsley and Mr. Duberstein control Greenbelt Corp. and may be deemed to beneficially own the warrants and shares that Greenbelt Corp. beneficially owns.  Greenhouse Partners, L.P. is the general partner of Greenway Partners, L.P., and Mr. Kingsley and Mr. Duberstein are the general partners of Greenhouse Partners, L.P.  Greenhouse Partners, L.P., Mr. Kingsley, and Mr. Duberstein may be deemed to beneficially own the shares that Greenway Partners, L.P. owns.  Mr. Duberstein disclaims beneficial ownership of the shares and warrants owned solely by Mr. Kingsley, and Mr. Kingsley disclaims beneficial ownership of the shares owned solely by Mr. Duberstein.

(2) Includes 4,669,249 shares owned by Broadwood Partners, L.P., 3,608,143 shares that may be acquired by Broadwood Partners, L.P upon the exercise of certain warrants, 37,358 shares owned by Neal C. Bradsher, 5,550 shares that may be acquired by Mr. Bradsher upon the exercise of certain warrants and 5,000 shares that may be acquired upon the exercise of certain stock options.  Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.  Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital, Inc.  Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns.

(3)  Includes 205,000 shares that may be acquired upon the exercise of certain stock options, and 45,337 shares that may be acquired upon the exercise of certain warrants.

(4)  Includes 635,000 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days.  Excludes 925,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(5)  Includes 80,000 shares that may be acquired upon the exercise of certain options and 25,931 shares that may be acquired upon the exercise of certain warrants.

(6)  Includes 2,952 shares held for the benefit of Dr. Waitz’s children, 80,000 shares that may be acquired by Dr. Waitz upon the exercise of certain stock options, 38,379 shares that may be acquired by Dr. Waitz upon the exercise of certain warrants (including 720 warrants held for the benefit of Dr. Waitz’s children).

(7)  Includes 191,667 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days.  Excludes 308,333 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(8)  Includes 80,000 shares that may be acquired upon the exercise of certain options.

(9)  Includes 55,000 shares that may be acquired upon the exercise of certain options.  Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(10)  Includes 40,000 shares that may be acquired upon the exercise of certain options.  Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(11)  Includes 5,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.  Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(12)  Includes 11,458 shares that may be acquired upon the exercise of certain stock options that are presently exercisable or that may become exercisable within 60 days.  Excludes 263,542 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(13)  Includes 5,000 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.  Excludes 15,000 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(14)  Includes 2,500 shares that may be acquired upon the exercise of certain options that are presently exercisable or that may become exercisable within 60 days.  Excludes 17,500 shares that may be acquired upon the exercise of certain stock options that are not presently exercisable and that will not become exercisable within 60 days.

(15)  Includes 8,101,671 shares that may be acquired upon the exercise of certain options and warrants.  Excludes certain shares that may be acquired upon the exercise of certain options that are not presently exercisable and will not become exercisable within 60 days.

Certain Relationships and Related Transactions

Certain Transactions

During April 1998, we entered into a financial advisory services agreement with Greenbelt Corp., a corporation controlled by Alfred D. Kingsley and Gary K. Duberstein, who are also BioTime shareholders.  The agreement has been renewed annually.  We paid Greenbelt $90,000 in cash and issued 200,000 common shares for services rendered for the twelve months ending March 31, 2007.  Greenbelt permitted us to defer until October 2007 paying certain cash fees that otherwise would have been payable earlier in the year.  In return for allowing the deferral, we issued Greenbelt an additional 60,000 common shares.  For the 2008 calendar year, we agreed to pay Greenbelt $135,000 in cash and to issue 300,000 common shares.  Greenbelt permitted us to defer paying the entire $135,000 cash fee until January 2009.  In return for allowing the deferral, we issued Greenbelt an additional 60,000 common shares during January 2009.  We have agreed to file a registration statement, at our expense, to register Greenbelt’s shares for sale under the Securities Act of 1933, as amended, upon Greenbelt’s request.  We also agreed to indemnify Greenbelt and its officers, affiliates, employees, agents, assignees, and controlling person from any liabilities arising out of or in connection with actions taken on our behalf under the agreement.

During April 2006, we entered into a Revolving Line of Credit Agreement (the “Credit Agreement”) with Alfred D. Kingsley, Cyndel & Co., Inc., and George Karfunkel under which we could borrow up to $500,000 for working capital purposes at an interest rate of 10% per annum.  In consideration for making the line of credit available, we issued to the lenders a total of 99,999 common shares.

In October 2007, the Credit Agreement was amended to increase the line of credit to $1,000,000, to increase the interest rate to 12% per annum, and to extend the maturity date to April 30, 2008.  The loan payable to Cyndel & Co., Inc. was paid in full, and Broadwood Partners, L.P. joined the lender group.  In consideration for extending the maturity date of the new line of credit, we issued to the lenders a total of 200,000 common shares.

The Credit Agreement was amended again during March and November 2008 when additional lenders, including Greenway Partners, L.P., joined the lender group and the amount of the line of credit was increased and the maturity date was extended.  A subsequent amendment to the Credit Agreement during April 2009 extended the maturity date of the line of credit to December 1, 2009.  Additional information concerning the Credit Agreement can be found in “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources” and Note 3 and Note 10 to our Financial Statements.

On November 15, 2008, George Karfunkel exercised his option to convert his loan in the amount of $250,000 and related interest accrued in the amount of $16,025 to BioTime common shares in accordance with the terms of the Credit Agreement.

As of June 30, 2009, we were obligated on loans in the amount of $1,025,000 from Broadwood Partners, L.P., $250,000 from Alfred D. Kingsley, $204,154 from Greenway Partners, L.P., $100,000 from Greenbelt Corp., and $500,000 from George Karfunkel.  We made cash payments for interest in the amounts of $44,325 to Broadwood Partners, L.P. and $11,425 to Alfred D. Kingsley on loans made under the Credit Agreement during 2008.  Interest accrued for Broadwood Partners, L.P., Alfred D. Kingsley, and Greenway Partners, L.P. as of December 31, 2008 was $8,250, $20,000, and $19,183, respectively, which became payable on April 15, 2009, and which has since been paid in full.

Under the Credit Agreement, we issued common shares to lenders who agreed to provide loans and to extend the maturity date of their outstanding loans.  Since January 1, 2007, we have issued 230,348 common shares to Broadwood Partners, L.P., 117,243 common shares to Alfred D. Kingsley, 77,405 common shares to Greenway Partners, L.P., 6,144 common shares to Greenbelt Corp., and 396,502 common shares to George Karfunkel under the Credit Agreement.

During August 2009 we completed an exchange offer with the lenders under our Credit Agreement, through which we issued 1,989,515 common shares and 100,482 common share purchase warrants, and we paid $294,351 in interest, to lenders in exchange for $3,349.259 of Credit Agreement promissory notes.  The warrants issued in the exchange offer are exercisable at a price of $2.00 per share, subject to adjustment under the terms of a warrant agreement governing the warrants, and will expire at 5:00 p.m., New York time, on October 31, 2010.  See Note 10 to Consolidated Financial Statements for additional information about the exchange offer.

The following table shows the number of common shares and warrants issued to certain shareholders in exchange for their line of credit promissory notes.

Name	Number of Shares	Number of Warrants	Amount of Notes Exchanged
Alfred D. Kingsley	166,667	7,500	$250,000
Greenbelt Corp.	57,143	3,000	$100,000
Greenway Partners, L.P.	136,103	6,125	$204,167
Broadwood Partners, L.P.	638,096	30,750	$1,025,000
George Karfunkel	285,715	15,000	$500,000

The following table shows the amount of interest we paid on the promissory notes tendered in the exchange offer by certain shareholders:  We paid each tendering note holder all interest accrued plus the amount of interest that would have accrued had the note holder held their note to maturity.

Name	Interest Received
Alfred D. Kingsley	$18,833.33
Greenbelt Corp.	$7,533.33
Greenway Partners, L.P.	$15,379.60
Broadwood Partners, L.P.	$77,216.67
George Karfunkel	$49,833.33

During 2008, we issued a warrant to purchase 100,000 of our common shares at an exercise price of $0.68 per share, expiring July 30, 2013, to the International Longevity Center-USA, a non-profit institution for which Robert M. Butler, M.D., serves as President, Chief Executive Officer, and a member of the Board of Directors.

During May and July 2009, we sold 2,200,000 common shares and 2,200,000 stock purchase warrants to Broadwood Partners, L.P. for $4,000,000, and we concurrently sold a like number of shares and warrants at the same price to George Karfunkel.  The warrants are on substantially the same terms as our publicly traded warrants and entitle Broadwood Partners and the other investor to purchase common shares at an exercise price of $2.00 per share.  The warrants will expire on October 31, 2010 and may not be exercised after that date.  We have agreed to file a registration statement to register the warrants and shares issuable upon the exercise of the warrants for sale under the Securities Act, subject to certain limitations.  We have also agreed to file a registration statement to register the common shares, or to permit the investors to include the common shares in any future registration statements that we may file, after May 15, 2010, subject to certain limitations.

Approval by the Board of Directors and Audit Committee

The transactions described above have been approved by the Board.  The Audit Committee approved our agreement with Greenbelt for the 12 months ended March 31, 2008, and approved the April 2006 Credit Agreement.  Following approval by the Audit Committee, the Board approved the transactions.  However, we did not have a sufficient number of independent directors to serve on our Audit Committee from October 2007 until August 2009, and during that time period all transactions between us and our officers, directors, and shareholders who beneficially own 5% or more of our outstanding common shares were reviewed directly by the Board, and the Board determines whether to approve or withhold approval of each transaction.  The Board applied such criteria as it determined to be appropriate in connection with its evaluation of each proposed transaction on a transaction by transaction basis, and did not have any written guidelines, other than our Code of Ethics, governing the Board’s exercise of its discretion.

During August 2009, we  reconstituted our Audit Committee with independent directors.  The Audit Committee will review and determine whether to approve all future proposed transactions between us and our officers, directors, and shareholders who beneficially own 5% or more of our outstanding common shares.  The Audit Committee will report its decision and any related recommendation to the Board of Directors with respect to the proposed transaction, as required by the Audit Committee charter.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other BioTime equity securities.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all reports they file under Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our officers, directors, and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2008, except that a total of twelve Forms 4 filed on behalf of Alfred D. Kingsley (three late filings), Gary K. Duberstein (three late filings), Greenbelt Corp. (two late filings), Greenway Partners, LP (one late filing), Broadwood Partners, LP (two late filings), and Valeta Gregg (one late filing) were filed late.  There were no known failures to file any required reports.

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF COMMON SHARES

The Board of Directors has approved an amendment to our Articles of Incorporation to increase the number of authorized common shares from 50,000,000 to 75,000,000.  The purpose of this amendment is to give us the flexibility to raise additional capital through the issuance of additional shares, and to obtain and maintain the services of consultants by issuing warrants to purchase common shares.  Common shares could also be issued in connection with the acquisition of another business or business assets or technology.

There are presently 32,614,563 common shares issued and outstanding.  An additional 12,972,034 common shares are reserved for issuance under outstanding warrants, 1,604,168 common shares are reserved for issuance under our 2002 Stock Option Plan, 1,808,832 common shares are reserved for issuance under the 2007 Amendment to our 2002 Stock Option Plan, and 250,000 common shares are reserved for issuance upon the exercise of options issued outside of our 2002 Stock Option Plan.  As a result, we only have 17,385,437 authorized but unissued common shares, of which 16,635,034 have now been reserved for issuance under outstanding warrants and options, leaving only 750,403 authorized common shares still available.  The Board of Directors believes that this amount is insufficient for our future financing needs.

Although we have no present plan, arrangement, or commitment to issue or sell any common shares for cash or in connection with the acquisition of any business, assets, or technology, the Board of Directors believes that it is in the best interest of BioTime and its shareholders to have a sufficient number of authorized but unissued shares available for issuance in the future for such purposes or other opportunities that may come along.  It is likely that the sale of common shares will be the principal means by which we will raise additional capital until such time as we are able to generate earnings sufficient to finance our operations.

Our shareholders last approved an amendment increasing the authorized number of common shares from 40,000,000 to 50,000,000 in July 2006.

The approval of the amendment of our Articles of Incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding common shares.  A copy of the amendment is attached to this proxy statement as Exhibit A.

The Board of Directors Recommends A Vote “FOR” the
Approval of the Amendment to the Articles of Incorporation

AMENDMENT OF 2002 STOCK OPTION PLAN

We are asking the shareholders to approve two amendments to our 2002 Stock Option Plan (the "2002 Plan") that increase the number of shares available under the 2002 Plan.  If the amendments are approved, an additional 4,000,000 common shares will be available for sale or the grant of stock options under the 2002 Plan.  Approval of the amendments requires the affirmative vote of a majority of the shares present and voting on the amendments at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum.  Unless otherwise directed by the shareholders, proxies will be voted FOR approval of the amendments.

The Board of Directors Recommends A Vote “FOR” the
Approval of the Amendments to the 2002 Plan

Reasons for the Amendments

Stock options are an important part of employee and director compensation packages.  The Board strongly believes that our ability to attract and retain the services of employees, consultants, and directors depends in great measure upon our ability to provide the kind of incentives that are derived from the ownership of stock and stock options and that are offered by other pharmaceutical development and bio-technology companies.  This is especially true for us since the salaries we pay our employees are, in many cases, lower than the compensation packages offered by competing companies.  We believe that we will be placed at a serious competitive disadvantage in attracting and retaining capable employees, consultants, and directors at a critical time in our corporate development, unless the amendments to the Plan are approved by the shareholders.

Under the 2002 Plan, we were authorized to grant options to purchase a total of 2,000,000 common shares.  Because options to purchase nearly all 2,000,000 shares had been granted, during August 2007 the Board approved an amendment to the Plan so that we would have 2,000,000 additional shares available for the grant of options (the “2007 Amendment”).  A copy of the 2007 Amendment is attached to this proxy statement as Appendix B-1. Most of these additional options were needed in October 2007 when we hired Dr. Michael D. West as our new Chief Executive Officer, and Robert Peabody as our Senior Vice President and Chief Operating Officer.  Under the terms of their employment agreements, we granted 1,500,000 options to Dr. West and 500,000 options to Mr. Peabody.  These options will vest in monthly installments over a period of five years from the date of grant, provided that they remain our employees.  A portion of those options were available under the Plan prior to the 2007 Amendment, and the balance were granted after the 2007 Amendment was approved by the Board, but subject to the condition that our shareholders vote to approve the 2007 Amendment.  Because a portion of their stock option grant was subject to shareholder approval, we also granted Dr. West and Mr. Peabody a number of SARs equal to the number of options that remained subject to shareholder approval, with the condition that the SARs would expire if our shareholders approved the 2007 Amendment.

Unlike the stock options that entitle the employee to purchase common shares, if an employee exercises SARs he will be entitled to receive a payment of cash.  The amount of cash per SAR share exercised will be equal to the amount by which the fair market value of a BioTime common share on the date of exercise exceeds the $0.50 per share exercise price of the SAR.  The fair market value of a BioTime common share shall be determined by the Board of Directors in the manner provided in the 2002 Plan.  Our Board believes that the elimination of the SARs through the approval of the 2007 Amendment by shareholders would be advantageous to us and our shareholders because it would eliminate the possibility of our having to settle SAR exercises with cash payments.  By way of example, based on the closing price of the common shares on the OTBB on June 30 2009, if the SARs that were vested on that date had been exercised, we would be obligated to pay $988,407 on account of the exercise of the SARs.

As a result of the grant of options to Dr. West, Mr. Peabody, and Walter Funk, subsequent option grants to our non-employee directors, and subsequent grants of options to an employee and certain consultants, only 191,168 common shares remained available for the grant of new options under the 2007 Amendment to the Plan as of August 11, 2009.  The 2007 Amendment has not yet been approved by shareholders.  Our Board of Directors determined that that is not a sufficient number of shares to fulfill the purpose of the Plan, namely to facilitate the hiring and retention of employees and consultants, and to provide incentive compensation to non-employee directors.  Accordingly, during August 2009 the Board approved an additional amendment to the Plan (the “2009 Amendment”), subject to shareholder approval.  The 2009 Amendment makes an additional 2,000,000 common shares available for sale or for the grant of options under the Plan. A copy of the 2009 Amendment is attached to this proxy statement as Appendix B-2.

The Board believes that the additional shares under the 2007 Amendment and 2009 Amendment will fulfill our needs for the near future.  Any future increase in the number of shares under the 2002 Plan would be submitted to the shareholders for approval.

Options to purchase a total of 1,808,832 common shares have already been granted by the Board under the 2007 Amendment, subject to approval of the 2007 Amendment by our shareholders at the Meeting.  No options have as yet been granted under the 2009 Amendment. As of August 28, 2009, the 4,000,000 common shares that would be added to the 2002 Plan by the 2007 Amendment and 2009 Amendment had a market value of $13,649,000, based on the closing price of our common shares on the OTCBB.

The following table presents certain information about the options granted to our executive officers, directors, and employees as a group, subject to shareholder approval of the 2007 Amendment:

Name	Title	Number of Option Shares

Michael D. West	Chief Executive Officer/Director	976,523
Robert Peabody	Senior VP/Chief Operating Officer	325,507
Walter Funk	Vice President	275,000
James Murai	Director of Cell Biology	130,000
Valeta A. Gregg	Director	50,000
Robert N. Butler	Director	55,000
Alfred D. Kingsley	Director	50,000
Neal C. Bradsher	Director	20,000
Arnold I. Burns	Director	20,000
Abraham E. Cohen	Director	20,000
Pedro Lichtinger	Director	20,000

All officers as a group		1,577,030
All non-employee directors as a group		235,000
All employees as a group		1,707,030

Summary of the 2002 Plan

The following summary of the 2002 Plan is qualified in all respects by reference to the full text of the 2002 Plan, a copy of which is available upon request from our corporate Secretary.

Administration of the 2002 Plan

The 2002 Plan is administered by the Board, which determines which of our officers, directors, employees, consultants, and independent contractors are to be granted options, the number of shares subject to the options granted, the exercise price of the options, and certain other terms and conditions of the options.  As permitted by the 2002 Plan, the Board has delegated administration of the 2002 Plan, including the power to grant options to persons who are not directors, to the Compensation Committee.

No options may be granted under the 2002 Plan more than ten years after the date the 2002 Plan was adopted by the Board, and no options granted under the 2002 Plan may be exercised after the expiration of ten years from the date of grant.

Options Granted

The following table shows certain information concerning the options and warrants outstanding and available for issuance under all of our compensation plans and agreements as of August 21, 2009.  The equity compensation plans approved by shareholders include only the 2002 Plan. Outstanding options under the 2007 Amendment and the 2009 Amendment to the 2002 Plan to be approved by our shareholders at the Meeting are not included in the table.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of the Outstanding Options, Warrants, and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,604,168	$0.85	0
Equity Compensation Plans Not Approved By Shareholders*	974,167	$1.72	0

*This amount includes 321,667 warrants and 250,000 stock options granted to certain consultants for providing services to us, and 402,500 warrants granted to certain investment bankers for arranging a portion of the loans under our Revolving Line of Credit Agreement.

Terms of the Options

Options granted under the 2002 Plan may be either "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options.  Incentive stock options may be granted only to our employees and employees of our subsidiaries.  The exercise price of incentive stock options granted under the 2002 Plan must be equal to the fair market of BioTime common shares on the date the option is granted.  In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of BioTime stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common shares on the grant date, and the term of the option may be no longer than five years.  The aggregate fair market value of the common shares (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

The options’ exercise price may be payable in cash or in common shares having a fair market value equal to the exercise price, or in a combination of cash and common shares.

Options granted under the 2002 Plan are nontransferable (except by will or the laws of descent and distribution) and may vest in annual or other installments.  Incentive stock options may be exercised only during employment or within three months after termination of such employment, subject to certain exceptions in the event of the death or disability of the optionee.

Certain Adjustments to Number of Shares and Exercise Price

The number of common shares covered by the 2002 Plan, and the number of common shares and exercise price per share of each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding common shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of issued and outstanding common shares effected without receipt of consideration by us.

Corporate Reorganization or Liquidation

In the event of the dissolution or liquidation of BioTime, or in the event of a reorganization, merger, or consolidation of BioTime as a result of which the common shares are changed into or exchanged for cash or property or securities not of BioTime's issue, or upon a sale of substantially all the property of BioTime to, or the acquisition of stock representing more than eighty percent 80% of the voting power of the stock of BioTime then outstanding by, another corporation or person, the 2002 Plan and all options granted under the 2002 Plan shall terminate, unless provision can be made in writing in connection with such transaction for either the continuance of the 2002 Plan and/or for the assumption of options granted under the 2002 Plan, or the substitution for such options by options covering the stock of a successor corporation, or a parent or a subsidiary of a successor corporation, with appropriate adjustments as to the number and kind of shares and prices.

Restricted Stock Sales

In lieu of granting options, we may enter into restricted stock purchase agreements with employees under which they may purchase common shares subject to certain vesting and repurchase restrictions.  We have the right to repurchase unvested shares at the shareholder’s cost upon the occurrence of specified events, such as termination of employment.  The price at which shares may be sold under restricted stock purchase agreements will be not less than 85% of fair market value, or 100% of fair market value in the case of stock sold to a person who owns capital stock representing more than 10% of the combined voting power of all classes of BioTime’s stock.  We may permit employees or consultants, but not executive officers or directors, who purchase stock under restricted stock purchase agreements to pay for their shares by delivering a promissory note that is secured by a pledge of their shares.

Federal Income Tax Consequence of Participation in the 2002 Plan

The following discussion summarizes certain federal income tax consequences of participation in the 2002 Plan.  Although we believe the following statements are correct based on existing provisions of the Code and the regulations thereunder, the Code or regulations may be amended from time to time, and future judicial interpretations may affect the veracity of the discussion.

Incentive Stock Options

Under Section 422(a) of the Code, the grant and exercise of an incentive stock option pursuant to the 2002 Plan is entitled to the benefits of Section 421(a) of the Code.  Under Section 421(a), an optionee will not be required to recognize income at the time the option is granted or at the time the option is exercised, except to the extent that the optionee is subject to the alternative minimum tax.  If the applicable holding periods described below are met, when the shares of stock received upon exercise of an incentive stock option are sold or otherwise disposed of in a taxable transaction, the option holder will recognize compensation income (taxed as a long term capital gain), for the taxable year in which disposition occurs, in an amount equal to the excess of the fair market value of the common shares at the time of such disposition over the amount paid for the shares.

We will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive stock option, except in connection with a disqualifying disposition as discussed below.  No portion of the amount received by the optionee upon the sale of common shares acquired through the exercise of an incentive stock option will be subject to withholding for federal income taxes, or be subject to FICA or state disability taxes, except in connection with a disqualifying disposition.

In order for a participant to receive the favorable tax treatment provided in Section 421(a) of the Code, Section 422 requires that the participant make no disposition of the option shares within two years from the date the option was granted, nor within one year from the date such option was exercised and the shares were transferred to the participant.  In addition, the participant must, with certain exceptions for death or disability, be an employee of BioTime (or of a parent or subsidiary of BioTime, as defined in Section 424(e) and (f) of the Code, or a corporation, or parent or subsidiary thereof, issuing or assuming the option in a merger or other corporate reorganization transaction to which Section 424(a) of the Code applies) at all times within the period beginning on the date of the grant of the option and ending on a date within three months before the date of exercise.  In the event of the death of the participant, the holding periods will not apply to a disposition of the option or option shares by the participant's estate or by persons receiving the option or shares under the participant's will or by intestate succession.

If a participant disposes of stock acquired pursuant to the exercise of an incentive stock option before the expiration of the holding period requirements set forth above, the participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the common shares on the date the shares were purchased exceeded the purchase price.  The difference between the fair market value of the common shares on the date the shares were purchased and the amount realized on disposition is treated as long-term or short-term capital gain or loss, depending on the participant's holding period of the common shares.  The amount treated as ordinary income may be subject to the income tax withholding requirements of the Code and FICA withholding requirements.  The participant will be required to reimburse us, either directly or through payroll deduction, for all withholding taxes that we are required to pay on behalf of the participant.  At the time of the disposition, we will be allowed a corresponding business expense deduction under Section 162 of the Code to the extent of the amount of the participant's ordinary income.  We may adopt procedures to assist us in identifying such deductions, and may require a participant to notify us of his or her intention to dispose of any such shares.

Other Options

The 2002 Plan also permits us to grant options that do not qualify as incentive stock options.  These "non-qualified" stock options may be granted to employees or non-employees, such as members of our scientific advisory board and other persons performing consulting or professional services for us.  A 2002 Plan participant who receives a non-qualified option will not be taxed at the time of receipt of the option, provided that the option does not have an ascertainable value or an exercise price below fair market value of the common shares on the date of grant, but the participant will be taxed at the time the option is exercised.

The amount of taxable income that will be earned upon exercise of a non-qualified option will be the difference between the fair market value of the common shares on the date of the exercise and the exercise price of the option.  We will be allowed a business expense deduction to the extent of the amount of the participant's taxable income recognized upon the exercise of a non-qualified option.  Because the option holder is subject to tax immediately upon exercise of the option, there are no applicable holding periods for the stock.  The option holder's tax basis in the common shares purchased through the exercise of a non-qualified option will be equal to the exercise price paid for the stock plus the amount of taxable gain recognized upon the exercise of the option.  The option holder may be subject to additional tax on sale of the stock if the price realized exceeds his or her tax basis.

Restricted Stock Purchase Agreements

An employee or consultant who purchases shares under a restricted stock purchase agreement at fair market value will not incur any income tax at the time of the purchase.  Instead, the employee or consultant will incur income tax when the shares are sold in a taxable transaction. The tax incurred will be either a long-term if the shares have been held for at least one year, or a short-term capital gain if the shares are sold before the expiration of the one year holding period.  Employees who purchase shares under restricted stock purchase agreements rather than through the exercise of incentive stock options will not be subject to the alternative minimum tax as a result of the purchase of the shares.
ERISA

The 2002 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Code Section 401(a).

RATIFICATION OF THE SELECTION OF OUR INDEPENDENT AUDITORS

The Board has selected Rothstein, Kass & Company, P.C. (“RKCO”) as our auditors.  The Board proposes and recommends that the shareholders ratify the selection of the firm of RKCO to serve as our independent auditors for the fiscal year ending December 31, 2009.  RKCO has served as our independent auditors since February 2007.  Approval of the selection of RKCO to serve as our auditors requires the affirmative vote of a majority of the shares present and voting on the matter at the Meeting, provided that the affirmative vote cast constitutes a majority of a quorum.  Unless otherwise directed by the shareholders, proxies will be voted FOR approval of the selection of RKCO to audit our consolidated financial statements.

The Board of Directors Recommends a Vote “FOR” Ratification of the Selection of
Rothstein, Kass & Company, P.C. as Our Independent Auditors

We expect that a representative of RKCO will attend the Meeting, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from shareholders.

RKCO audited our annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2008.

Audit Fees.  RKCO billed us $95,000 in 2007 and $102,500 in 2008 for the audit of our annual financial statements and for the review of our financial statements included in our quarterly reports on Form 10-QSB and Form 10-Q.

Audit-Related Fees.  BDO Seidman, LLP (“BDO”), our previous independent auditing firm, billed us $20,466 for audit-related fees during the fiscal year ended December 31 2007.  These fees were incurred in connection with the reissuance of BDO’s report on our fiscal year 2005 financial statements in conjunction with the filing of our 2006 10-KSB.  There were no other audit-related fees charged to us by RKCO during the fiscal years ended December 31, 2007 and 2008.

Tax Fees.  RKCO billed us $6,000 and $6,500, respectively, for review and preparation of U.S. federal, state, and local tax returns during the fiscal years ended December 31, 2007 and December 31, 2008, respectively.

Other Fees.  There were no other fees charged to us by RKCO during the fiscal years ended December 31, 2007 and 2008.
The prior approval of the Audit Committee is required for the engagement of our auditors to perform any non-audit services for us.  Other than de minimis services incidental to audit services, non-audit services shall generally be limited to tax services such as advice and planning and financial due diligence services. All fees for such non-audit services must be approved by the Audit Committee, except to the extent otherwise permitted by applicable SEC regulations.

We first engaged RKCO as our auditors on February 15, 2007 to audit our financial statements for the year ended December 31, 2006, and on the same date we dismissed BDO as our independent auditors.  The dismissal of BDO and the engagement of RKCO were approved by our Audit Committee.

Prior to engaging RKCO, we did not consult with them regarding the application of accounting principles to any specified transaction, either completed or proposed, or with respect to the kind of opinion that might be rendered on our financial statements, or with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During the years ended December 31, 2004 and 2005, BDO’s reports on our financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2004 and 2005, and the subsequent period up to February 15, 2007, there were no disagreements between us and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of BDO would have caused them to make a reference to the subject matter of the disagreement in connection with their report.  In addition, during the years ended December 31, 2004 and 2005, and the subsequent period up to February 15, 2007, BDO did not advise us that (a) our internal controls necessary to develop reliable financial statements do not exist, or that (b) the information had come to their attention that led them to no longer be able to rely on management’s representations or that made them unwilling to be associated with the financial statements prepared by management, or that (c) there was a need to expand the scope of the audit, or that information had come to their attention during that time period that would or if further investigated might (i) have materially impacted the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that might have precluded the issuance of an unqualified audit report).

PROPOSALS OF SHAREHOLDERS

Shareholders who intend to present a proposal for action at our 2009 Annual Meeting of Shareholders must notify the our management of such intention by notice received at our principal executive offices not later than July 16, 2010 for such proposal to be included in our proxy statement and form of proxy relating to such meeting.

ANNUAL REPORT

Our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2008, without exhibits, may be obtained by a shareholder without charge, upon written request to the Secretary of BioTime.

We may deliver only one annual report and proxy statement to multiple shareholders sharing an address, unless we receive notice from the instructions to the contrary from those shareholders.  We will deliver separate copies of the proxy statement and annual report to each shareholder sharing a common address if they notify us that they wish to receive separate copies.  If you wish to receive a separate copy of the proxy statement or annual report, you may contact us by telephone at (510) 521-3390, or by mail at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502.  You may also contact us at the above phone number or address if you are presently receiving multiple copies of the proxy statement and annual report but would prefer to receive a single copy instead.

By Order of the Board of Directors,

Vice President and Secretary

September ______, 2009

HOW TO ATTEND THE ANNUAL MEETING

If you are a “shareholder of record” (meaning that you have a stock certificate registered in your own name), your name will appear on our shareholder list.  You will be admitted to the Meeting upon showing your proxy card, driver’s license, or other identification.

If you are a “street name” shareholder (meaning that your shares are held in an account at a broker-dealer firm) your name will not appear on our shareholder list.  If you plan to attend the Meeting, you should ask your broker for a “legal proxy.”  You will be admitted to the Meeting by showing your legal proxy.  You probably received a proxy form from your broker along with your proxy statement, but that form can only be used by your broker to vote your shares, and it is not a “legal proxy” that will permit you to vote your shares directly at the Meeting.  If you cannot obtain a legal proxy in time, you will be admitted to the Meeting if you bring a copy of your most recent brokerage account statement showing that you own BioTime stock.  However, if you do not obtain a legal proxy, you can only vote your shares by returning to your broker, before the Meeting, the proxy form that accompanied your proxy statement.

APPENDIX A

AMENDMENT OF ARTICLES OF INCORPORATION

The sentence of Article THREE of the Articles of Incorporation that now reads “The number of Common Shares which the corporation is authorized to issue is 50,000,000, and the number of Preferred Shares which the corporation is authorized to issue is 1,000,000” is amended to read as follows:

“The number of Common Shares which the corporation is authorized to issue is 75,000,000, and the number of Preferred Shares which the corporation is authorized to issue is 1,000,000.”

A-1

APPENDIX B-1

2007 AMENDMENT TO
BIOTIME, INC.
2002 STOCK OPTION PLAN

Article I, Section 4 is amended to read as follows:

4.           SHARES OF STOCK SUBJECT TO THE PLAN

The shares that may be issued under the Plan shall be authorized and unissued or reacquired common shares, no par value, of the Company (the “Shares”).  The aggregate number of Shares which may be issued under the Plan shall not exceed 4,000,000, unless an adjustment is required in accordance with Article III.

B-1

APPENDIX B-2

2009 AMENDMENT TO
BIOTIME, INC.
2002 STOCK OPTION PLAN

Article I, Section 4 is amended to read as follows:

4.           SHARES OF STOCK SUBJECT TO THE PLAN

The shares that may be issued under the Plan shall be authorized and unissued or reacquired common shares, no par value, of the Company (the “Shares”).  The aggregate number of Shares which may be issued under the Plan shall not exceed 6,000,000, unless an adjustment is required in accordance with Article III.

B-2

PROXY FOR BIOTIME, INC.
ANNUAL MEETING OF SHAREHOLDERS

October 15, 2009

This Proxy is Solicited by the Board of Directors of BioTime, Inc.

The undersigned appoints Michael D. West and Alfred D. Kingsley, and each of them, with full power of substitution, as the undersigned's lawful agent and proxy to attend the Annual Meeting of Shareholders of BioTime, Inc. on October 15, 2009 and any adjournment thereof and to represent and vote all BioTime, Inc. common shares standing in the name of the undersigned upon the books of the corporation.

Shares represented by this proxy will be voted in accordance with the instructions of the undersigned specified below. If this card contains no specific voting instructions the undersigned’s shares will be voted FOR the election of directors and FOR proposals 2, 3, and 4.  This proxy also authorizes each of the persons named above to vote at his discretion on (1) any other matter that the Board of Directors did not know a reasonable time before the mailing of the notice of annual meeting are to be presented at the meeting, and (2) matters incidental to the conduct of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS NUMBERED 2, 3, AND 4

1)	ELECTION OF DIRECTORS	[ ]	FOR all nominees listed below (except as marked to the contrary below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

NEAL C. BRADSHER, ARNOLD I. BURNS, ROBERT N. BUTLER, ABRAHAM E. COHEN, VALETA A. GREGG; ALFRED D. KINGSLEY, PEDRO LICHTINGER, JUDITH SEGALL, MICHAEL D. WEST

** To withhold authority to vote for any individual nominee, draw a line through that person's name**

	FOR	AGAINST	ABSTAIN

2) APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION	[ ]	[ ]	[ ]

3) APPROVAL OF AMENDMENTS TO 2002 STOCK OPTION PLAN	[ ]	[ ]	[ ]

4) RATIFYING APPOINTMENT OF INDEPENDENT AUDITORS	[ ]	[ ]	[ ]

[  ]  WISH TO ATTEND AND
            VOTE SHARES AT MEETING

Please sign exactly as
your shares are registered.                                                                        _______________________     __________________
Persons signing as a corporate                                                                       Signature                                 Date
officer or in a fiduciary
capacity should indicate their                                                                  _________________________________________
title or capacity.                                                                               Signature if Held Jointly                 Date